Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Quarterly Earnings More than Double to $0.54 per Share
Sales Improve 21%, Gross Margin Expands 54% in 3rd Quarter FY 2007
CENTENNIAL, Co., June 28, 2007 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported record sales for the quarter ended May 31, 2007. Consolidated sales increased $16.3 million to $95.4 million from $79.1 million a year ago and gross margin increased $6.5 million to $18.6 million from $12.1 million last year. Third quarter operating income grew 145% to a record $8.5 million from $3.5 million in fiscal 2006. Net income for the quarter was $5.0 million, or $0.54 per diluted share, compared to net income of $2.0 million, or $0.22 per diluted share, for the same quarter last year.
Quarterly revenue rose on higher average unit pricing in all businesses, new product introductions by the North American Food Ingredients segment, and product mix improvements. A 10% appreciation in the Australian Dollar also contributed to the sales increase. Consolidated gross margin as a percent of sales expanded to 19.5% from 15.2% a year ago, driven by pricing gains and lower manufacturing costs worldwide. Consolidated operating expenses as a percent of sales declined to 10.6% of sales from 10.9% last year.
Interest expense for the quarter was $1.4 million compared to $1.5 million last year. Interest expense of $0.1 million associated with the Company’s ethanol construction project was capitalized in the third quarter. During the third quarter, Penford capitalized $5.3 million of costs attributable to the ethanol project, for a total of $11.2 million at May 31, 2007.
Reported net income for the first nine months of fiscal 2007 was $9.2 million, or $1.01 per diluted share, compared to net income of $1.7 million, or $0.19 per diluted share, a year ago. Consolidated sales for the nine months ended May 31, 2007 grew 13.7% to $266.1 million and operating income expanded to $16.5 million from $5.0 million last year.
Third Quarter Fiscal 2007 Segment Results
The Company’s North American Industrial Ingredients business reported quarterly sales rose 26.7% to $53.0 million from $41.8 million last year. International shipments expanded 32% and volumes of Specialty Products grew 39%. Higher unit prices and mix improvements contributed $5.2 million to revenue. The impact from passing through higher corn prices to customers added $7.8 million. These gains more than offset 6% lower volumes as sales of toll manufactured products declined. Quarterly gross margin improved by $4.3 million, or 66%, on increased revenue and lower manufacturing expenses. Gross margin as a percent of sales increased to 20.4% from 15.6% a year ago despite a 3.5% negative impact on the ratio from the effect of passing through higher corn costs. Operating income doubled to $7.1 million from $3.5 million last year. The construction of the ethanol plant within the Cedar Rapids site is on schedule with production targeted for the end of this calendar year. The designed output capacity has been expanded to 45 million gallons with a proportional cost increase that maintains our $1.00 — $1.05 per gallon capital investment in this project.
Quarterly sales in the North American Food Ingredients business grew 24.3% to $17.1 million from $13.7 million last year. Volume increases contributed 9% to the gain while higher unit pricing and improved mix added another 15%. Sales of potato coating and protein applications expanded at double-digit rates. Products with formulations designed for the pet chew and treat markets were introduced during the quarter and this category accounted for one-third of the sales gain during the quarter. Gross margin increased $1.4 million to $5.1 million, reflecting revenue expansion and higher plant utilization rates. Operating income for the third quarter rose 67% to $2.9 million from $1.7 million last year.
Revenue at the Company’s Australia/New Zealand business was $25.7 million, up $2.0 million from last year. Volumes decreased 3.6%, primarily in categories experiencing competition from products manufactured in countries with weaker currencies than Australia. Price increases overcame a $0.9 million increase in grain costs, reflecting the Company’s program to offset the impact of the recent drought. Improved manufacturing efficiencies lowered production costs and more than compensated for slower volumes. Gross margin as a percent of sales improved to 10.4% from 7.9% last year. Operating income for the third quarter tripled to $0.9 million from $0.3 million a year ago.
“The third quarter results represent a step-change in performance for Penford,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Our Australian business is advancing programs that align costs and resources with sensible initiatives for margin improvement. North America Food Ingredients continues to build its established business while extending technologies into new applications and markets. The Industrial business is operating its core business well, continuing the solid pace of growth in high value Specialty Products and constructing capacity for ethanol production. I believe these broad-based initiatives will deliver value for our shareholders into the future.”
Conference Call

Penford will host a conference call to discuss third quarter financial and operational results today, June 28, 2007 at 11:00 a.m. Eastern Standard time. Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
About Penford Corporation

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in the Company’s other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; unanticipated ethanol facility construction or procurement delays that could result in delay in the timing of the commencement of ethanol production; unexpected cost overruns; technical difficulties, nonperformance by contractors or mandated changes in project requirements or specifications; changes in general economic conditions or developments with respect to specific industries, markets or customers which affect demand for the Company’s products, including unfavorable shifts in product mix;adverse litigation results or unanticipated third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.

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CHARTS TO FOLLOW

Penford Corporation	Three months ended		Nine months ended
Financial Highlights	May 31		May 31
(In thousands except per share data)	2007	2006	2007	2006
		(unaudited)
Consolidated Results

Sales	$95,406	$79,130	$266,147	$234,111

Net income	$4,955	$1,991	$9,234	$1,675

Earnings per share, diluted	$0.54	$0.22	$1.01	$0.19

Results by Segment

Industrial Ingredients:

Sales	$52,965	$41,809	$143,650	$121,454
Gross margin	20.4%	15.6%	16.4%	11.4%
Operating income	7,066	3,521	13,896	4,877

Food Ingredients – North America:

Sales	$17,091	$13,747	$46,892	$42,404
Gross margin	29.6%	26.8%	29.6%	26.4%
Operating income	2,918	1,750	7,931	5,636

Australia/New Zealand:

Sales	$25,668	$23,718	$76,296	$70,795
Gross margin	10.4%	7.9%	8.7%	8.4%
Operating income	856	276	1,607	1,071

	May 31,	August 31,
	2007	2006
	(unaudited)
Current assets	$105,157	$89,916
Property, plant and equipment, net	138,173	124,829
Other assets	38,279	35,923

Total assets	281,609	250,668

Current liabilities	59,100	57,843
Long-term debt	67,589	53,171
Other liabilities	32,429	32,202
Shareholders’ equity	122,491	107,452

Total liabilities and equity	$281,609	$250,668

Penford Corporation	Three months ended		Nine months ended
Consolidated Statements of Income (unaudited)	May 31		May 31
(In thousands except per share data)	2007	2006	2007	2006
		(unaudited)
Sales	$95,406	$79,130	$266,147	$234,111

Cost of sales	76,838	67,070	221,983	203,107

Gross margin	18,568	12,060	44,164	31,004

Operating expenses	8,375	7,020	22,808	21,429
Research and development expenses	1,737	1,584	4,886	4,592

Income from operations	8,456	3,456	16,470	4,983

Non-operating income, net	344	563	1,095	1,410
Interest expense	1,443	1,522	4,437	4,388

Income before income taxes	7,357	2,497	13,128	2,005

Income tax expense	2,402	506	3,894	330

Net income	$4,955	$1,991	$9,234	$1,675

Weighted average common shares and equivalents outstanding, diluted	9,258	9,050	9,159	8,978

Earnings per share, diluted	$0.54	$0.22	$1.01	$0.19

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18
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